Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   Ron Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces First Quarter Fiscal 2012

Financial Results

Exton, PA. — January 25, 2012 — Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the first quarter of fiscal 2012, ending December 31, 2011.

Net revenues for the first quarter of fiscal 2012 were $4.8 million, compared to $6.5 million in the first quarter of fiscal 2011.  The Company reported a fiscal first quarter 2012 loss of $343,000 or ($0.02) per fully diluted share, compared to net income of $285,000, or $0.02 per fully diluted share, in the same quarter a year ago.  The company generated $622,000 of cash flow from operations in the first quarter of fiscal 2012.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc., said, “In the first quarter, deliveries were impacted temporarily by pricing renegotiations.  That said, we generated positive cash flow and achieved significant progress on our customer funded engineering modification and development (EMD) projects.  Those projects represent opportunities to expand our product portfolio and to increase our addressable market.  In addition to the programs under contract entering the quarter, EMD revenues included also two new contracts signed during the quarter, both of which will lead to OEM production, one for an advanced avionics suite for the Eclipse E550 aircraft and the other for a flight information computer - a new program arising out of our ability to leverage the technology of our flat panel display systems and related avionics into a broader product offering. Our fiscal 2012 represents an important transition year.  We are focused intently on delivering these development contracts on time, on budget and at the same high level of quality for which we are respected, so that we will have a set of new products that address these large and expanding markets.”

For the first quarter of fiscal 2012, the Company generated over $600,000 of positive operating cash flow.  At December 31, 2011, the Company had $42.8 million of cash on hand, an increase from the $42.6 million of cash at September 30, 2011.  The Company remains free of long-term debt.  Cash at December 31, 2011 is net of approximately $350,000 used during the first quarter to repurchase Company stock.  Backlog was approximately $25.7 million at December 31, 2011 compared to $27.5 million at September 30, 2011.  Backlog continues to reflect the engineering value of the new products currently under development, but does not include the prospective production value associated with many of these programs.

At the end of the quarter, the Company had $902,000 due from American Airlines, Inc. of which $760,000 relates to sales prior to bankruptcy.  Based upon the present status of the bankruptcy proceeding, we are not able to determine the amount, if any, that would be uncollectible.

Roman Ptakowski, President of the Company, added, “During the quarter our EMD efforts were focused upon accelerating and capitalizing on the growth opportunities represented by the customer-funded projects.  Over the quarter, we made progress on all the major new platforms currently in development, including the aerial refueling operator control and display unit for the KC46A tanker, the complete systems integration and CNS/ATM avionics upgrade for the B737-400 aircraft, the Advanced Avionics Suite for the OEM production Eclipse E550 aircraft, and an advanced flight information computer.

The combination of near term orders and engineering investment for future opportunities is setting the stage for a period of steady growth as new product introductions build on our solid foundation of highly-reliable and cost-effective technology.”

Business Outlook

For the fiscal year ending September 30, 2012, the Company continues to expect revenues to increase modestly relative to fiscal 2011, notwithstanding potential disruptions from the current uncertain market conditions.  The Company’s new product and expanded platform initiatives are expected to increase the proportion of revenues and margins from EMD sales in fiscal 2012.  The Company’s ability to provide specific targets and ranges remains difficult as a result of the current economic climate.  Management will provide additional commentary during the earnings conference call.

Conference Call

The Company will be hosting a conference call January 26, 2012 at 10:00 a.m. EST time to discuss these results and its business outlook.  Please use the following dial in number to register your name and company affiliation for the conference call: 888-339-3401. The conference ID# is 5958846. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as fuel and critical engine parameters.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.
Consolidated Balance Sheet
(unaudited)

	December 31, 2011	September 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$42,783,639	$42,625,854
Accounts receivable, net	2,560,402	3,124,114
Inventories	4,143,521	3,508,595
Deferred income taxes	435,872	438,635
Prepaid expenses and other current assets	980,836	875,636
Total current assets	50,904,270	50,572,834
Property and equipment, net	7,463,211	7,476,362
Other assets	166,400	208,408
Total Assets	$58,533,881	$58,257,604
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of capitalized lease obligations	$9,980	$13,189
Accounts payable	1,027,020	443,516
Accrued expenses	2,238,621	2,551,389
Deferred revenue	917,920	232,630
Total current liabilities	4,193,541	3,240,724
Deferred income taxes	564,367	566,963
Other liabilities	68,004	189,130
Total Liabilities	4,825,912	3,996,817
Commitments and contingencies
Shareholders’ Equity	—	—
Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2011 and September 30, 2011	—	—
Common stock, $.001 par value: 75,000,000 shares authorized, 18,297,734 and 18,286,884 issued at December 31, 2011 and September 30, 2011, respectively	18,298	18,287
Additional paid-in capital	47,345,531	47,206,690
Retained earnings	26,283,263	26,626,242
Treasury stock, at cost, 1,633,426 and 1,544,910 shares at December 31, 2011 and September 30, 2011, respectively	(19,939,123)	(19,590,432)
Total Shareholders’ Equity	53,707,969	54,260,787
Total Liabilities and Shareholders’ Equity	$58,533,881	$58,257,604

Innovative Solutions and Support, Inc.
Consolidated Statement of Operations
(unaudited)

	Three months ended December 31,
	2011	2010

Sales	$4,755,459	$6,529,811

Cost of Sales	2,629,860	2,935,655

Gross Profit	2,125,599	3,594,156

Operating expenses:
Research and development	790,223	1,353,607
Selling, general and administrative	1,993,575	2,089,349
Total operating expenses	2,783,798	3,442,956

Operating (loss) income	(658,199)	151,200

Interest income	21,779	47,592
Interest expense	(237)	(458)
Other income	42,069	150,003

(Loss) income before income taxes	(594,588)	348,337

Income tax (benefit) expense	(251,609)	63,557

Net (loss) income	$(342,979)	$284,780

Net (loss) income per Common Share
Basic	$(0.02)	$0.02
Diluted	$(0.02)	$0.02

Weighted Average Shares Outstanding
Basic	16,721,494	16,770,415
Diluted	16,721,494	16,810,278